EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-189913, 333- 204391, 333-218153, 333-231939 and 333-271618) on Form S-8 and Registration Statement (No. 333-151276) on Form S-3 of Unity Bancorp, Inc. (the “Company”) of our reports dated March 7, 2025, relating to the consolidated financial statements and effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 7, 2025